CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" and "Counsel and Independent Registered Public Accounting Firm", and to the use of our report dated January 17, 2008 with respect to Dreyfus Premier Balanced Opportunity Fund, which is incorporated by reference in this Registration Statement on Form N-1A of Dreyfus Premier Manager Funds II.

Ernst + Young LLP

ERNST & YOUNG LLP

New York, New York
March 25, 2008